                                 EXHIBIT (4)(a)

                                 FORM OF POLICY

                                                      Home Office:
                                                      [4333 Edgewood Road N.E.]
[LOGO](R) Transamerica Life                           [Cedar Rapids, Iowa 52499]
          Insurance Company                           [(319)398-8511]
          A Stock Company (Hereafter called the Company, we, our or us)

================================================================================

                              ANNUITANT: [John Doe]

                              OWNER(S): [John Doe]

                           POLICY NUMBER: [07 - 12345]

                         POLICY DATE: [December 4, 2002]

                                    WE AGREE

..    To provide annuity payments as set forth in Section 10 of this policy,

..    Or to pay Withdrawal benefits in accordance with Section 5 of this policy,

..    Or to pay death proceeds in accordance with Section 9 of this policy.

Withdrawals may be subject to an Excess Interest Adjustment reflecting changes in interest rates in accordance with Section 5 of this policy. Transfers and amounts applied to a Payment Option may also be subject to an Excess Interest Adjustment in accordance with Sections 8 and 10, respectively, of this policy.

These agreements are subject to the provisions of this policy. This policy is issued in consideration of the payment of the initial premium.

This policy may be applied for and issued to qualify as a tax-qualified annuity under the applicable sections of the Internal Revenue Code.

                             20 DAY RIGHT TO CANCEL

You may cancel this policy by delivering or mailing a written notice or sending a telegram to us. You must return the policy before midnight of the twentieth day after the day You receive it. Notice given by mail and return of the policy by mail are effective on being postmarked, properly addressed and postage prepaid.

We will pay You an amount equal to the sum of:

..    the premiums paid;

..    less prior Withdrawals, if any; and

..    the accumulated gains or losses, if any, in the Separate Account on the date of cancellation;

unless otherwise required by law.

                       Signed for us at our home office.


             /s/ Illegible                            /s/ Illegible
--------------------------------------   ---------------------------------------
               SECRETARY                                PRESIDENT

     This policy is a legal contract between the policyowner and the Company.
                           READ YOUR POLICY CAREFULLY

                   Flexible Premium Deferred Variable Annuity
                   Income Payable At Annuity Commencement Date
          Benefits Based On The Performance Of The Separate Account Are Variable And Are Not Guaranteed As To Dollar Amount (See Sections 6 and 10C)
                                Non-Participating

AV864 101 165 103

                             SECTION 1 - DEFINITIONS

ADJUSTED POLICY VALUE - The Policy Value increased or decreased by any Excess Interest adjustment.

ANNUITANT - The person whose life annuity payments will be based on.

ANNUITY COMMENCEMENT DATE - The Date the annuitant begins receiving payments from this policy. In no event can this date be later than the 1st day of the month following the month in which the Annuitant attains age 95.

CASH VALUE - Amount, defined in Section 5 that is available for partial or full Surrenders.

CUMULATIVE EARNINGS - An amount equal to the Policy Value at the time a lump sum payout or systematic payout option payout is made, minus the sum of all premium payments reduced by all prior partial Withdrawals deemed to have been from premium, if any.

CUSTODIAL CARE - Care designed essentially to help a person with the activities of daily living which does not require the continuous attention of _rained medical or paramedical personnel.

DISTRIBUTION - A Withdrawal or disbursement of funds from the Policy Value or Cash Value. Policy Value and Cash Value will be reduced by any Distribution.

EARNINGS - The gains, if any, in the Policy Value.

GAINS - Cumulative Earnings, if any, in the Policy Value.

HOSPITAL - An institution which 1) is operated pursuant to the laws of the jurisdiction in which it is located, 2) operates primarily for the care and treatment of sick and injured persons on an inpatient basis, 3) provides 24-hour nursing service by or under the supervision of registered graduate professional nurses, 4) is supervised by a staff of one or more licensed Physicians, and 5) has medical, surgical and diagnostic facilities or access to such facilities.

INCOME OPTIONS - Options through which the distribution of the Adjusted Policy Value can be directed.

INVESTMENT OPTIONS - Any of the Guaranteed Fixed Account Options and any of the Subaccounts of the Separate Account.

NURSING FACILITY - A facility which 1) is operated pursuant to the laws of the jurisdiction in which it is located, 2) provides Nursing Care or Custodial Care,
3) primarily provides Nursing Care under the direction of a licensed Physician, registered graduate professional nurse, or licensed vocational nurse, except when receiving Custodial Care, and 4) is not other than incidentally a Hospital, a home for the aged, a retirement home, a rest home, a community living center or a place mainly for the treatment of alcoholism, mental illness or drug abuse.

NURSING CARE - Care prescribed by a Physician and performed or supervised by a registered graduate nurse. Such care includes nursing and rehabilitation services available 24 hours.

PAYEE - The person to whom annuity payments will be made.

PHYSICIAN - Doctor of Medicine or Doctor of Osteopathy who is licensed as such and operating within the scope of the license.

POLICY ANNIVERSARY - The anniversary of the Policy Date for each year the policy remains in force.

POLICY DATE - The date shown on the Policy Data page of this policy and the date on which this policy becomes effective.

POLICY VALUE - Amount defined in Section 4, that can be used to fund one of the Income Options.

POLICY YEAR - The 12-month period following the Policy Date shown on the Policy Data page. The first Policy Year starts on the Policy Date. Each subsequent year starts on the anniversary of the Policy Date.

SEPARATE ACCOUNT - The separate investment account(s) established by us, as described in Section 6.

SUBACCOUNT - A division of the Separate Account, as described in Section 6.

SURRENDER - A partial or full Withdrawal of funds from the Policy Value or Cash Value.

TERMINAL CONDITION - A condition resulting from an accident or illness which, as determined by a Physician, has reduced life expectancy to not more than 12 months, despite appropriate medical care.

WITHDRAWAL - A distribution of funds from the Policy Value or Cash Value.

YOU, YOUR - The owner of this policy. Unless otherwise specified on the Policy Data page, the Annuitant and the owner shall be one and the same person.

AVB864                               Page 2

                             SECTION 2 - POLICY DATA

POLICY NUMBER:  [07-12345]               ANNUITANT: [John Doe]

INITIAL PREMIUM
PAYMENT:        [$15,000.00]         ISSUE AGE/SEX: [35 / Male]

POLICY DATE:    [December 4, 2002]        OWNER(S): [John Doe]

ANNUITY
COMMENCEMENT                             GUARANTEED
DATE:           [March 8, 2062]             MINIMUM
                                      DEATH BENEFIT
BENEFICIARY:    [Jane Doe]                  OPTION: [P]

Fixed Account Guaranteed Minimum Effective Annual Interest Rate: [2%]

Before the Annuity Commencement Date:

   [Death Benefit Option P - Return of Premium]
      Mortality and Expense Risk Fee and Administrative Charge: [1.65%]

After the Annuity Commencement Date:

      Mortality and Expense Risk Fee and Administrative Charge: [1.25%]

AV864 101 165 103SP                  Page 3

                          SECTION 3 - PREMIUM PAYMENTS

PAYMENT OF PREMIUMS

Premium payments may be made any time while this policy is in force before the Annuity Commencement Date. You may start or stop, increase or decrease, or skip any premium payments.

MAXIMUM AND MINIMUM PREMIUM PAYMENT

The premium payments may not be more than the amount permitted by law if this is a tax-qualified annuity. The minimum initial premium payment is $15,000. If this policy is being used as a tax-qualified annuity, the minimum initial premium is $1,000, except that no minimum initial premium payment will be required for 403(b) annuities. The minimum subsequent premium payment we will accept is $50. The maximum total premium payments which we will accept without prior Company approval is $1,000,000 for issue ages 0-80. For issue ages over 80, the maximum total premium payments which we will accept without prior Company approval is $500,000. We reserve the right to limit or refuse subsequent premium payments.

PREMIUM PAYMENT DATE

The premium payment date is the date on which the premium payment is credited to the policy. The initial premium payment less any applicable premium taxes will be credited to the policy within two business days of receipt of the premium payment and the information needed. Subsequent additional premium payments will be credited to the policy as of the business day the premium payment and required information are received. A business day is any day that the New York Stock Exchange is open for trading.

ALLOCATION OF PREMIUM PAYMENTS

Premium payments may be applied to various Investment Options, which we make available. For each premium payment, You must indicate what percentage to allocate to various Investment Options. Each percent may be either zero or any whole number; however, the allocation among all accounts must total 100%.

CHANGE OF ALLOCATION

You may change the allocation of premium payments to various Investment Options by providing us notice containing the facts that we need. Premium payments received after the date on which we receive Your notice will be applied on the basis of the new allocation.

PREMIUM TAXES

Your state may impose a premium tax. It may be imposed either when a premium payment is made, on the Annuity Commencement Date, on the date of death or on the date of full Surrender. When permitted by state law, we will not deduct the premium tax until the Annuity Commencement Date, date of death, or date of full Surrender.

                            SECTION 4 - POLICY VALUE

POLICY VALUE

On or before the Annuity Commencement Date, the Policy Value is equal to Your:

(a)  premium payments; minus
(b)  Gross Partial Withdrawals (as defined in Section 5); plus
(c)  interest credited to the Fixed Account (see Section 7); plus
(d)  accumulated gains in the Separate Account (see Section 6); minus
(e)  accumulated losses in the Separate Account (see Section 6); minus
(f)  service charges, premium taxes, rider fees and transfer fees, if any.

ADJUSTED POLICY VALUE

The Adjusted Policy Value is the Policy Value increased or decreased by any Excess Interest Adjustment.

You may use the Adjusted Policy Value on the Annuity Commencement Date to provide lifetime income or income for a period of no less than 60 months under the Income Options in Section 10.

SERVICE CHARGE

On each Policy Anniversary and at the time of full Surrender during any Policy Year before the Annuity Commencement Date, we reserve the right to assess a Service Charge up to $35 for policy administration expenses. The Service Charge will be deducted from each Investment Option in proportion to the portion of Policy Value (prior to such charge) in each Investment Option. In no event will the Service Charge exceed 2% of the Policy Value on the Policy Anniversary or at the time of full Surrender.

The Service Charge will not be deducted on a Policy Anniversary or at the time of full Surrender if, at either of these times, (1) the sum of all premium payments less the sum of all Withdrawals taken equals or exceeds $50,000; or
(2) the Policy Value equals or exceeds $50,000.

M1447                                Page 4

                 SECTION 5 - CASH VALUE AND PARTIAL WITHDRAWALS

CASH VALUE

On or before the Annuity Commencement Date, the Cash Value is equal to the Adjusted Policy Value. Information on the current amount of Your policy's Cash Value is available upon request. The Cash Value may be partially withdrawn or will be paid in the event of a full Surrender of the policy. We must receive Your written partial Withdrawal or Surrender request before the Annuity Commencement Date.

There is no Cash Value once an Annuity Income Option has been selected.

EXCESS INTEREST ADJUSTMENT

Full Surrenders, partial Withdrawals, transfers, and amounts applied to a Payment Option (prior to the end of any Guaranteed Payment Option) from Guaranteed Period Options of the Fixed Account described in Section 7 will be subject to an Excess Interest Adjustment except as provided for in the partial Withdrawals provision below.

An Excess Interest Adjustment applies in the following situations:

1)   When You withdraw all or any portion of Your Cash Value,
2)   When You exercise Annuity Payment Options,
3) When death proceeds are calculated. However, death proceeds will not be reduced if the Excess Interest Adjustment results in a decrease in the funds available to You.

The Excess Interest Adjustment is only applied to transactions affecting the Guaranteed Period Options of the Fixed Account (see Section 7) and is based on any change in interest rates from the time the affected Guaranteed Period(s) started until the time the Excess Interest Adjustment occurs. The Excess Interest Adjustment is applied as follows:

1) The Excess Interest Adjustment is only applied when the transactions occur prior to the end of any Guaranteed Period Option;
2) Transfers to the Guaranteed Period Options of the Fixed Account are considered Premium Payments for purposes of determining the Excess Interest Adjustment;
3)   The Excess Interest Adjustment may affect the death proceeds defined in
     Section 9;
4) If interest rates have decreased from the time the affected Guaranteed Period(s) started until the time the transaction occurs, the Excess Interest Adjustment will result in additional funds available to You;
5) If interest rates have increased from the time the affected Guaranteed Period(s) started until the time the transaction occurs, the Excess Interest Adjustment will result in a decrease in the funds available to You;
6) Certain amounts are not subject to the Excess Interest Adjustment as provided in Sections 5, 7 and 8.
7) Upon full Surrender, the cumulative interest credited to the Guaranteed Period Options of the Fixed Account at the time of Surrender will not be subject to an Excess Interest Adjustment.

The formula for determining the amount of the Excess Interest Adjustment is as follows:

Excess Interest Adjustment = S x (G-C) x (M/12)
where:    S    is the amount (before premium taxes, if any) being Surrendered, partially withdrawn, transferred, or applied to a Payment Option that is subject to the Excess Interest Adjustment.
          G    is the guaranteed interest rate for the Guaranteed Period
               applicable to "S".
          C    is the current guaranteed interest rate then being offered on new
               Premium Payments for the next longer Guaranteed Period than "M".
               If this policy form or such a Guaranteed Period Option is no longer offered, "C" will be the U.S. Treasury rate for the next longer maturity (in whole years) than "M" on the 25th day of the previous calendar month, plus up to 2%.
          M    is the number of months remaining in the Guaranteed Period for
               "S", rounded up to the next higher whole number of months.

Upon full Surrender, the Excess Interest Adjustment (EIA) for each Guaranteed Period Option will not reduce the Adjusted Policy Value for that Guaranteed Period Option below the amount paid into, less any prior Withdrawals and transfers from that Guaranteed Period Option, plus interest at the Fixed Account Guaranteed Minimum Effective Annual Interest Rate shown on Page 3.

U1447                                Page 5

PARTIAL WITHDRAWALS

We will pay You a portion of the Cash Value as a Partial Withdrawal provided we receive Your written request while the policy is in effect and before the Annuity Commencement Date. When You request a Partial Withdrawal You must tell us how it is to be allocated from among the Investment Options. If Your request for a Partial Withdrawal from any Investment Option is less than or equal to the Cash Value in that option, we will pay the amount of Your request. However, if Your request for a Partial Withdrawal from any Investment Option is greater than the Cash Value in that option, we will pay You the Cash Value of that Investment Option.

The Gross Partial Withdrawal is the total amount which will be deducted from Your Policy Value as a result of each Partial Withdrawal. The Gross Partial Withdrawal may be more or less than Your requested Partial Withdrawal amount, depending on whether Excess Interest Adjustments apply at the time You request the Partial Withdrawal.

The formula for determining the Gross Partial Withdrawal is as follows:

Gross Partial Withdrawal = R - E, where:

R    is the requested Partial Withdrawal;
E    is the Excess Interest Adjustment.

If any Partial Withdrawal reduces the Cash Value below $500, we reserve the right to pay the full Cash Value and terminate the policy.

We may delay payment of the Cash Value from the Fixed Account for up to 6 months after we receive the request. If the owner dies after we receive the request, but before the request is processed, the request will be processed before the death proceeds are determined.

Partial Withdrawals in the amount of the cumulative interest in the Guaranteed Period Option(s) of the Fixed Account at the time of Withdrawal may be withdrawn from the GPO(s) of the Fixed Account free of any Excess Interest Adjustment.

Amounts withdrawn under one of the options as described below will be free of EIA.

LUMP SUM

Beginning in the first Policy Year, the Cumulative Earnings are available as a lump sum distribution once per Policy Year with no Excess Interest Adjustment
(EIA), however principal withdrawals will be subject to an EIA.

SYSTEMATIC PAYOUT OPTION

Beginning in the first Policy Year, a Systematic Payout Option (SPO) is available on a monthly, quarterly, semi-annual or annual basis. At the time a SPO payout is made, such payout must be at least $50 and may not exceed the maximum of A and B, divided by the number of payouts made per year (e.g. 12 for monthly).

A    is the Cumulative Earnings, if any, in the Policy Value and

B    is an amount equal to 10% of the premium payments.

No Excess Interest Adjustment will apply to the SPO payout. Monthly and quarterly payouts must be sent through electronic funds transfer directly to a checking or savings account. You may start or stop SPO payouts at any time; however, 30 days' written notice is required to stop SPO payouts.

Once You have elected a SPO, You must wait a minimum time before the first SPO payment: 1 month for monthly, 3 months for quarterly, 6 months for semi-annual, or 12 months for annual. If a Lump Sum distribution is taken while SPO payments have been elected and the total Withdrawal will exceed the free amount in that Policy Year, the SPO will be stopped.

P1438                                Page 6

MINIMUM REQUIRED DISTRIBUTION

For tax-qualified plans, partial Withdrawals taken to satisfy minimum distribution requirements under Section 401(a)(9) of the Internal Revenue Code
(IRC) are available with no Excess Interest Adjustments. The amount available from this policy with respect to the minimum distribution requirement is based solely on this policy.

The owner must be at least 70 1/2 years old in the calendar year of distribution, must submit a written request to us and must take the distribution before year-end. If the owner attains age 70 1/2 in the calendar year of distribution, a written request, which is postmarked no later than the end of the current calendar year, must be submitted to us.

Systematic minimum distributions must be at least $50 or a lump sum distribution is available if minimum required distributions are less than $50.

Any amount requested in excess of the IRC minimum required distribution will have the appropriate Excess Interest Adjustments applied, unless the excess Distribution qualifies as Excess Interest Adjustment-free under any additional options provided.

NURSING CARE AND TERMINAL CONDITION WITHDRAWAL OPTION

Beginning in the first Policy Year, if the owner or owner's spouse (Annuitant or Annuitant's spouse if the owner is not a natural person) has been 1) confined in a Hospital or Nursing Facility for 30 consecutive days or 2) diagnosed as having a Terminal Condition, You may elect to withdraw all or a portion of the Policy Value without an Excess Interest Adjustment. The minimum Withdrawal under this option is $1000. This option is available even during the policy years other partial Withdrawal options were exercised prior to Nursing Care.

For Nursing Care, we must receive each Withdrawal request and proof of eligibility with each request no later than 90 days following the date that confinement has ceased, unless it can be shown that it was not reasonably possible to provide the notice and proof within the above time period and that the notice and proof were given as soon as reasonably possible. However, in no event, except the absence of legal capacity, shall the notice and proof be provided later than one year following the date that confinement has ceased. Proof of confinement may be a Physician's statement or a statement from a Hospital or Nursing Facility administrator. For a Terminal Condition, we must receive each Withdrawal request and the applicable proof of eligibility no later than one year following diagnosis of the Terminal Condition. Proof of a Terminal Condition is required only with the initial Withdrawal request and must be furnished by the owner's, owner's spouse's, Annuitant's, or Annuitant's spouse's Physician.

UNEMPLOYMENT WAIVER

Beginning in the first Policy Year, You may withdraw all or a portion of the Policy Value free of any Excess Interest Adjustment if the owner or owner's spouse (Annuitant or Annuitant's spouse, if the owner is not a natural person) becomes unemployed. In order to qualify, You 1) must have been employed full-time for at least two years prior to Your becoming unemployed, 2) must have been employed full-time on Your Policy Date, 3) must have been unemployed for at least 60 consecutive days at the time of Withdrawal and 4) must have a minimum Cash Value at the time of Withdrawal of $5000. Proof of unemployment will consist of providing us with a determination letter from the applicable State's Department of Labor, which verifies that You qualify for and are receiving unemployment benefits at the time of Withdrawal. The determination letter must be received by us no later than 15 days following the date of the Withdrawal request.

GUARANTEED RETURN OF FIXED ACCOUNT PREMIUM PAYMENTS

Upon full Surrender of the policy, You will always receive at least the premium payments made to, less prior Withdrawals and transfers from, the Fixed Account.

MINIMUM VALUES

Benefits available under this policy, including any paid up annuity or death benefits that may be available, are not less than those required by any statute of the state in which the policy is delivered.

PB1438                               Page 7

                          SECTION 6 - SEPARATE ACCOUNT

SEPARATE ACCOUNT

We have established and will maintain one or more Separate Account(s), under the laws of the state of Iowa. Any realized or unrealized income, net gains and losses from the assets of the Separate Account are credited to or charged against it without regard to our other income, gains or losses. Assets are put in the Separate Account for this policy, as well as for other variable annuity policies. Any Separate Account may invest assets in shares of one or more mutual fund portfolio, or in the case of a managed Separate Account, direct investments in stocks or other securities as permitted by law. Fund shares refer to shares of underlying mutual funds or prorata ownership of the assets held in a Subaccount of a managed Separate Account Fund shares are purchased, redeemed and valued on behalf of the Separate Account.

The Separate Account is divided into Subaccounts. Each Subaccount invests exclusively in shares of one of the portfolios of an underlying fund. We reserve the right to add or remove any Subaccount of the Separate Account.

The assets of the Separate Account are our property. These assets will equal or exceed the reserves and other contract liabilities of the Separate Account. These assets will not be chargeable with liabilities arising out of any other business we conduct. We reserve the right, subject to regulations governing the Separate Account, to transfer assets of a Subaccount, in excess of the reserves and other contract liabilities with respect to that Subaccount, to another Subaccount or to our General Account.

We will determine the fair market value of the assets of the Separate Account in accordance with a method of valuation, which we establish in good faith. Valuation Period means the period of time from one determination of the value of each Subaccount to the next. Such determinations are made when the value of the assets and liabilities of each Subaccount is calculated. This is generally the close of business on each day on which the New York Stock Exchange is open.

We also reserve the right to transfer assets of the Separate Account, which we determine to be associated with the class of policies to which this policy belongs, to another Separate Account. If this type of transfer is made, the term "Separate Account", as used in the policy, shall then mean the Separate Account to which the assets were transferred.

We also reserve the right, when permitted by law to:

(a)  deregister the Separate Account under the Investment Company Act of 1940;
(b)  manage the Separate Account under the direction of a committee at any time;
(c) restrict or eliminate any voting rights of policy owners or other persons who have voting rights as to the Separate Account;
(d)  combine the Separate Account with one or more other Separate Accounts;
(e)  create new Separate Accounts;
(f) add new Subaccounts to or remove existing Subaccounts from the Separate Account, or combine Subaccounts; and
(g) add new underlying mutual funds, remove existing mutual funds, or substitute a new fund for an existing fund.

V1391                                Page 8

The Net Asset Value of a fund share is the per-share value calculated by the mutual fund or, in the case of a managed Separate Account, by the Company. The Net Asset Value is computed by adding the value of the Subaccount's investments, cash and other assets, subtracting its liabilities, and then dividing by the number of shares outstanding. Net Asset Values of fund shares reflect investment advisory fees and other expenses incurred in managing a mutual fund or a managed Separate Account.

CHANGE IN INVESTMENT OBJECTIVE OR POLICY OF A MUTUAL FUND

If required by law or regulation, an investment policy of the Separate Account will only be changed if approved by the appropriate insurance official of the state of Iowa or deemed approved in accordance with such law or regulation. If so required, the process for obtaining such approval is filed with the insurance official of the state or district in which this policy is delivered.

CHARGES AND DEDUCTIONS

The Mortality and Expense Risk Fee and the Administrative Charge are each deducted both before and after the Annuity Commencement Date to compensate for changes in mortality and expenses not anticipated by the mortality and administration charges guaranteed in the policy.

The Service Charge is deducted prior to the Annuity Commencement Date only.

If the Mortality and Expense Risk Fee is more than sufficient, the Company will retain the balance as profit or may reduce this fee in the future.

ACCUMULATION UNITS

The Policy Value in the Separate Account before the Annuity Commencement Date is represented by accumulation units. The dollar value of accumulation units for each Subaccount will change from business day to business day reflecting the investment experience of the Subaccount.

Premium Payments allocated to and any amounts transferred to the Subaccounts will be applied to provide accumulation units in those Subaccounts. The number of accumulation units purchased in a Subaccount will be determined by dividing the amount allocated to or transferred to that Subaccount, by the value of an accumulation unit for that Subaccount on the premium payment or transfer date.

The number of accumulation units withdrawn or transferred from the Subaccounts will be determined by dividing the amount withdrawn or transferred by the value of an accumulation unit for that Subaccount on the Withdrawal or transfer date.

The value of an accumulation unit on any business day is determined by multiplying the value of that unit at the end of the immediately preceding valuation period by the net investment factor for the valuation period.

The net investment factor used to calculate the value of an accumulation unit in each Subaccount for the Valuation Period is determined by dividing (a) by (b) and subtracting (c) from the result, where:

(a)  is the result of:

     (1) the net asset value of a fund share held in that Subaccount determined as of the end of the current valuation period; plus
     (2) the per share amount of any dividend or capital gain Distributions made by the fund for shares held in that Subaccount if the ex-dividend date occurs during the valuation period; plus or minus
     (3) a per share credit or charge for any taxes reserved for, which we determine to have resulted from the investment operations of that Subaccount.

(b) is the net asset value of a fund share held in that Subaccount determined as of the end of the immediately preceding valuation period.
(c) is a factor representing the Mortality and Expense Risk Fee and Administrative Charge before the Annuity Commencement Date. This factor is less than or equal to, on an annual basis, the percentage shown on the Policy Data Page of the daily net asset value of a fund share held in that Subaccount.

Since the net investment factor may be greater or less than one, the accumulation unit value may increase or decrease.

VB1391                               Page 9

                            SECTION 7 - FIXED ACCOUNT

FIXED ACCOUNT

___ Fixed Account is comprised of Guaranteed period Options and the Dollar Cost Averaging Fixed Option that we may choose to offer. Premium __ments applied to and any amounts transferred to Fixed Account will reflect a fixed interest rate. __ interest rates we set will be credited for __ements of at least one year measured from ___h premium payment or transfer date. These ___s will never be less than the Fixed Account Guaranteed Minimum Effective Annual Interest Rate shown on Page 3.

__on full Surrender of the Policy, the minimum __h Value provided by the Fixed Account portion the Policy Value will be at least 90% of the premium payments made to the Fixed Account less or Withdrawals and transfers from the Fixed account, plus interest credited using an Effective Annual Interest Rate of 3%.

__e reserve the right, at our sole discretion, to limit __ refuse premium payments and/or transfers located to any of the Fixed Account options in
Section 7 if we are crediting an interest rate equal __ the Fixed Account Guaranteed Minimum Effective Annual Interest Rate shown on page 3.

GUARANTEED PERIOD OPTIONS

__e may offer optional Guaranteed Period Options, __o which premium payments may be paid or amounts transferred. The current interest rate we __t for funds entering each Guaranteed Period Option (GPO) is guaranteed until the end of that __tion's Guaranteed Period. At that time, the Premium payment made or amount transferred into __ GPO, less any Withdrawals or transfers from at GPO, plus accrued interest, will be rolled into a __w GPO or may be transferred to any Subaccount(s) within the Separate Account(s).

You may choose the Investment Option(s) You want the funds transferred into by giving us a written notice within 30 days before the end of the __piring option's Guaranteed Period. However, any Guaranteed Period elected may not extend beyond __e maximum Annuity Commencement Date defined __ Section 11. In the absence of such election, the funds will be rolled into a new GPO which is the same as the expiring GPO unless that GPO is no longer offered. In that case, the funds will be rolled into the next shorter GPO available, otherwise the next longer GPO available. You will be mailed a notice of completion of the rollover with the new interest rate applicable. The new GPO will be deemed as accepted if we do not receive a written rejection within 30 days from the postmark date of the completion notice. We reserve the right, at our sole discretion, for new premium payments, transfers, or rollovers to offer or not to offer any GPO, except that we will always offer a GPO with a Guaranteed Period of at least one year.

When funds are withdrawn or transferred from a GPO, the Policy Value associated with the oldest premium payment or rollover is considered to be withdrawn/transferred first. If the amount withdrawn/transferred exceeds the Policy Value associated with the oldest premium, the Policy Value associated with the next oldest premium payment or rollover is considered to be withdrawn/transferred next, and so on until the Policy Value associated with the most recent premium payment or rollover is considered to be withdrawn/transferred (this is a "First-In, First-Out" or FIFO basis).

Partial Withdrawals, Surrenders, transfers, and amounts applied to a Payment Option from the Guaranteed Period Option(s) are subject to an Excess Interest Adjustment as described in Section 5.

DOLLAR COST AVERAGING FIXED ACCOUNT OPTION

We may offer a Dollar Cost Averaging (DCA) Fixed Account Option separate from the Guaranteed Period Options. This option will have a one-year interest rate guarantee. The current interest rate we set for the DCA Fixed Account may differ from the rates credited on the one-year GPO in the Fixed Account. In addition, the current interest rate we credit may vary on different portions of the DCA Fixed Account. The credited interest rate will never be less than the Fixed Account Guaranteed Minimum Effective Annual Interest Rate shown on Page 3. The DCA Fixed Account Option will only be available under a Dollar Cost Averaging program as described in Section 8.

                              SECTION 8 - TRANSFERS

__   TRANSFERS BEFORE THE ANNUITY COMMENCEMENT DATE

Prior to the Annuity Commencement Date, You may transfer the value of the accumulation units from the Investment Option to another by providing us notice containing the facts that we need.

Transfers of Policy Value from the Guaranteed _eriod Options (GPO) of the Fixed Account prior to _te end of that GPO are subject to an Excess interest Adjustment. If the Excess Interest Adjustment at the time of such Policy Value transfer results in a decrease in the funds available __ You, then the maximum Policy Value transfer is 5% of that GPO's Policy Value, less Policy Values _reviously transferred out of that GPO during the current Policy Year. Each such transfer must be separated by a period of 12 months.

If the Excess Interest Adjustment at the time of such Policy Value transfer results in additional funds available to You, no maximum will apply to such Policy Values transferred from the GPO. No Excess Interest Adjustment will apply to Policy Value transfers at the end of a Guaranteed Period.

Transfers of interest credited in the GPOs to other Investment Options are allowed on a "First-In, First-Out" basis. Such transfers may be made monthly, quarterly, semi-annually, or annually. Each such transfer must be at least $50 and will not be subject to an Excess Interest Adjustment.

Transfers of Policy Value from the Separate Account are subject to a minimum of $500 or the entire Subaccount Policy Value, if less. However, if the remaining Subaccount Policy Value is less than $500, we reserve the right to include that amount as part of the transfer.

_1051                                Page 10

You may choose which GPO to transfer to or from, however, any GPO elected may not extend beyond the maximum Annuity Commencement Date defined in Section 11.

We reserve the right to limit transfers to no more than 12 in any one Policy Year. Any transfers in excess of 12 per Policy Year may be charged a $10 per transfer fee. Transfers among multiple Investment Options will be treated as one transfer in determining the number of transfers that have occurred. We also reserve the right, at our sole discretion, to limit or refuse premium payments and/or transfers allocated to any of the Fixed Account Options in Section 7 if we are crediting an interest rate equal to the Fixed Account Guaranteed Minimum Effective Annual Interest Rate shown on Page 3.

The policy was not designed for professional market timing organizations or other persons that use programmed, large, or frequent transfers. The use of such transfers may be disruptive to an underlying portfolio. We reserve the right to reject any transfer request from any person in the interest of overall fund management or, if, in our judgment an underlying fund would be unable to invest effectively in accordance with its investment objectives and policies or would otherwise be potentially adversely affected or if an underlying fund would reject our purchase order. We also reserve the right to revoke Your telephone, fax, and electronic transfer privileges at any time without revoking all owner's telephone, fax and electronic transfer privileges.

DOLLAR COST AVERAGING OPTION

Prior to the Annuity Commencement Date, You may instruct us to automatically transfer a specified amount from the Money Market Subaccount or out of the Dollar Cost Averaging (DCA) Fixed Account Option to any other Subaccount(s) of the Separate Account. The automatic transfers can occur monthly or quarterly.

Transfers will continue until the elected Subaccount or DCA Fixed Account value is depleted. The amount transferred each time must be at least $500. All transfers from the DCA account will be the same amount as the initial transfer. Changes to the Subaccounts to which these transfers are allocated are not restricted. Transfers must be scheduled for at least 6, but not more than 24 months or for at least 4, but not more than 8 quarters each time the Dollar Cost Averaging program is started or restarted following termination of the program for any reason.

Dollar Cost Averaging results in the purchase of more accumulation units when the value of the accumulation unit is low, and fewer accumulation units when the value of the accumulation unit is high. However, there is no guarantee that the Dollar Cost Averaging program will result in higher Policy Values or will otherwise be successful.

Dollar cost Averaging may be discontinued before its scheduled completion by sending written notice to us. While Dollar Cost Averaging is in effect, Asset Rebalancing is not available. If Dollar Cost Averaging is discontinued prior to the end of the scheduled period, all remaining funds in the Dollar Cost Averaging Fixed Account will be transferred at that time.

ASSET REBALANCING

Prior to the Annuity Commencement Date, You may instruct us to automatically transfer amounts among the Subaccounts of the Separate Account on a regular basis to maintain a desired allocation of the Policy Value among the various Subaccounts offered Rebalancing will occur on a monthly, quarterly, semi-annual or annual basis, beginning on a date selected by You. You must select the percentage of the Policy Value desired in each of the various Subaccounts offered (totaling 100%). Any amounts in the Fixed Account are ignored for the purposes of Asset Rebalancing. Rebalancing can be started, stopped or changed at any time. Asset Rebalancing is not available while Dollar Cost Averaging is in effect, Rebalancing will cease as soon as we receive a request for any other transfer.

B.   TRANSFERS AFTER THE ANNUITY COMMENCEMENT DATE

After the Annuity Commencement Date, You may transfer the value of the variable annuity units from one Subaccount to another within the Separate Account or to the Fixed Account. If You want to transfer the value of the variable annuity units, You must provide a signed notice, containing the facts that we need. We reserve the right to limit transfers between the Subaccounts or to the Fixed Accounts to once per Policy Year.

The minimum amount which may be transferred is the lesser of $10 monthly income or the entire monthly income of the variable annuity units in the Subaccount from which the transfer is being made. If the monthly income of the remaining units in a Subaccount is less than $10, we have the right to include the value of those variable annuity units as part of the transfer.

After the Annuity Commencement Date, no transfers may be made from the Fixed Account to any other Investment Options.

LB1051                               Page 11

                           SECTION 9 - DEATH PROCEEDS

A.   DEATH PROCEEDS PRIOR TO ANNUITY COMMENCEMENT DATE

The amount of death proceeds will be the greatest of (a), (b) or (c) where:

(a) is the Policy Value on the date we receive due proof of death and an election of a method of settlement;
(b) is the Cash Value on the date we receive due proof of death and an election of a method of settlement, and;
(c) is the Guaranteed Minimum Death Benefit (GMDB), if any, plus any additional premium payments received, less any Gross Partial Withdrawals from the date of death to the date of payment of death proceeds.

If You have not selected an Income Option by the date of death, the beneficiary may make such election within one year of the date we receive due proof of the owner's or Annuitant's death as described in C below. The beneficiary may elect to receive the death proceeds as a lump sum payment or may use the death proceeds to provide any of the annuity Income Options described in Section 10. Interest on death proceeds will be paid as required by law.

B.   GUARANTEED MINIMUM DEATH BENEFIT

The amount of the Guaranteed Minimum Death Benefit, if any, is based on the death benefit option shown on the Policy Data Page. You may not change the GMDB option after the policy is issued.

D539                                 Page 12

C.   DEATH PRIOR TO ANNUITY COMMENCEMENT DATE

Death proceeds are payable contingent upon the relationships between the owner, Annuitant, and beneficiary as outlined below. The policy must be Surrendered upon settlement or on proof of death.

If there is a surviving owner(s), the surviving owner(s) automatically takes the place of any beneficiary designation.

I.   Annuitant Death

     When we have due proof that the Annuitant died before the Annuity Commencement Date, we will provide the death proceeds to the beneficiary. If no beneficiary is designated, the owner or owner's estate will become the beneficiary.

          a) Beneficiary is the deceased Annuitant's surviving spouse. The beneficiary may elect to continue this policy as owner and Annuitant rather than receiving the death proceeds. If the policy is continued, an amount equal to the excess, if any, of the Guaranteed Minimum Death Benefit over the Policy Value will then be added to the Policy Value. This is a one-time only Policy Value adjustment applied at the time the policy is continued, and the Guaranteed Minimum Death Benefit will continue on as applicable.

               If this beneficiary elects to have the death proceeds paid, the death proceeds must be distributed:

               (1) by the end of 5 years after the date of the deceased Annuitant's death, or
               (2) payments must begin no later than one year after the deceased Annuitant's death and must be made for a period certain or for this beneficiary's lifetime, so long as any period certain does not exceed this beneficiary's life expectancy.

     In 1035 exchanges where there are joint Annuitants, the death proceeds will only be payable upon the death of the surviving Annuitant.

II.  Owner or Joint Owner dies.

     If an owner or joint owner who is also an Annuitant dies, death proceeds will be payable according to section I above.

If an owner or joint owner who is not an Annuitant dies prior to the Annuity Commencement Date and before the entire interest in the policy is distributed, the successor owner as defined below will become the new owner. The person or entity first listed below who is alive or in existence on the date of that death will become the successor owner:

          a)   owner or joint owners;
          b)   primary beneficiary;
          c)   contingent beneficiary; or
          d)   owner's estate.

If the sole successor owner is the deceased owner's surviving spouse, the successor owner may elect to continue this policy rather than receiving the Adjusted Policy Value.

If the successor owner is a natural person but is not the sole surviving spouse, OR if the successor owner is the sole surviving spouse but elects to have the Adjusted Policy Value paid, the Adjusted Policy Value must be distributed by either a) or b) below:

          a) by the end of 5 years after the date of the deceased owner's death, or

          b) payments must begin no later than one year after the deceased owner's death and must be made for a period certain or for the successor owner's lifetime, so long as any period certain does not exceed the successor owner's life expectancy.

D.   DEATH ON OR AFTER THE ANNUITY COMMENCEMENT DATE

The death proceeds on or after the Annuity Commencement Date depend on the payment option selected. If any owner dies on or after the Annuity Commencement Date, but before the entire interest in the policy is distributed, the remaining portion of such interest in the policy will be distributed to the owner's beneficiary at least as rapidly as under the method of distribution being used as of the date of that owner's death.

E.   AN OWNER IS NOT AN INDIVIDUAL

In the case of a non tax-qualified annuity, if any owner or beneficial owner is not an individual, then for purposes of the federal income tax mandatory distribution provisions in subsection C or D above, (1) the primary Annuitant will be treated as the owner of the policy, and (2) if there is any change in the primary Annuitant, such a change will be treated as the death of the owner.

DB539                                Page 13

                          SECTION 10 - ANNUITY PAYMENTS

A.   GENERAL PAYMENT PROVISIONS

Payment

If this policy is in force on the Annuity Commencement Date, we will use the Fixed Account portion and/or the Separate Account portion of the Adjusted Policy Value to make annuity payments to the Payee under Option 3 and/or 3-V, respectively, with 10 years certain, or if elected, under one or more of the other options described in this section, or any other method of payment if we agree. However, the option(s) elected must provide for lifetime income or income for a period of at least 60 months. You will become the Annuitant at the Annuity Commencement Date. Payments will be made at 1, 3, 6 or 12-month intervals. We reserve the right to change the frequency of payments to avoid making payments of less than $50.00.

Before the Annuity Commencement Date, if the death proceeds become payable or if You Surrender this policy, we will pay any proceeds in one sum, or if elected, all or part of these proceeds may be placed under one or more of the options described in this section. If we agree, the proceeds may be placed under some other method of payment instead.

Adjusted Age

Payments under Options 3 and 5 and the first payment under Options 3-V and 5-V are determined based on the adjusted age of the Annuitant. The adjusted age is the Annuitant's actual age on the Annuitant's nearest birthday, at the Annuity Commencement Date, adjusted as follows:

     Annuity
Commencement Date      Adjusted Age
-----------------   ------------------
   Before 2010      Actual Age
   2010 - 2019      Actual Age minus 1
   2020 - 2026      Actual Age minus 2
   2027 - 2033      Actual Age minus 3
   2034 - 2040      Actual Age minus 4
   After  2040      Determined by us

Election of Optional Method of Payment

Before the Annuity Commencement Date You can elect or change an Income Option. You may elect, in a notice You sign which gives us the facts that we need, annuity payments that may be either variable, fixed, or a combination of both. If You elect a combination, You must also tell us what part of the policy proceeds on the Annuity Commencement Date are to be applied to provide each type of payment. (You must also specify which Subaccounts.) The amount of a combined payment will be the sum of the variable and fixed payments. Payments under a variable Income Option will reflect the investment performance of the selected Subaccount of the Separate Account.

Payee

Unless You specify otherwise, the Payee shall be the Annuitant, or the beneficiary as defined in the Beneficiary provision in Section 11.

Proof of Age

We may require proof of the age of any person who has an annuity purchased under Options 3, 3-V, 5 and 5 -V of this section before we make the first payment.

Minimum Proceeds

If the proceeds are less than $2,000, we reserve the right to pay them out as a lump sum instead of applying them to an income option.

Premium Tax

We may be required by law to pay premium tax on the amount applied to an income option. If so, we will deduct the premium tax before applying the proceeds.

Supplementary Contract

Once proceeds become payable and an income option has been selected, we will issue a supplementary contract to reflect the terms of the selected option. The contract will name the Payee(s) and will describe the payment schedule.

S1156                                Page 14

B.   FIXED INCOME OPTIONS

Guaranteed Income Options

The fixed income option is determined by multiplying each $1,000 of policy proceeds allocated to a fixed income option by the amounts shown on page 18 for the option You select Options 1, 2 and 4 are based on a guaranteed interest rate of 2%. Options 3 and 5 are based on a guaranteed interest rate of 2% and the "Annuity 2000" (male, female, and unisex if required by law) mortality table projected for improvement using projection scale G. The "Annuity 2000" mortality rates are adjusted based on improvements in mortality since 2000 to more appropriately reflect increased longevity. This is accomplished using a set of improvement factors referred to as projection scale G.

Option 1 - Interest Payments

We will pay the interest on the amount we use to provide annuity payments in equal payments or this amount may be left to accumulate for a period of time we and You agree to. We and You will agree on Withdrawal rights when You elect this option. The interest rate we declare for this option may be different than the interest rate(s) credited prior to the Annuity Commencement Date.

Option 2 - Income for a Specified Period

We will make level payments only for the fixed period You choose. In the event of the death of the person receiving payments prior to the end of the fixed period elected, payments will be continued to that person's beneficiary or their present value may be paid in a single sum. No funds will remain at the end.

Option 3 - Life Income - You may choose between:

1. No Period Certain - We will make level payments only during the Annuitant's lifetime.
2. 10 Years Certain - We will make level payments for the longer of the Annuitant's lifetime or ten years.
3. Guaranteed Return of Policy Proceeds - We will make level payments for the longer of the Annuitant's lifetime or until the total dollar amount of payments we made to You equals the amount applied to this option.
4. Life with Emergency Cash - We will make level payments during the Annuitant's lifetime, but the annuity may be Surrendered (in full or part). The cash value is equal to a multiple of the payment where that multiple reduces over time to zero at age 101. A surrender charge will be applied. Should the Annuitant die before age 101 (or IRS Age Limitation Date if earlier and the contract is qualified), the same cash value would be payable, but without the surrender charge.

Options 3(1) and 3(4) are not available for Adjusted Age(s) greater than 85.

Option 4 - Income of a Specified Amount

Payments are made for any specified amount until the amount applied to this option, with interest is exhausted. This will be a series of level payments followed by a smaller final payment. In the event of the death of the person receiving payments prior to the time proceeds with interest are exhausted, payments will be continued to that person's beneficiary or their present value may be paid in a single sum.

Option 5 - Joint and Survivor Annuity - You may choose between:

1. No Period Certain - Payments are made during the joint lifetime of the Payee and a joint Payee of Your selection. Payments will be made as long as either person is living.

2. Life with Emergency Cash - Level payments will be made during the joint lifetime of the Payee and a joint Payee of Your selection. Payments will be made as long as either person is living, but the annuity may be Surrendered (in full or part). The cash value is equal to a multiple of the payment, where that multiple reduces over time to zero at age 101 of the younger Annuitant. A surrender charge will be applied. Should the last surviving Annuitant die before age 101 (or IRS Age Limitation Date if earlier and the contract is qualified), the same cash value would be payable, but without the surrender charge.

Options 5(1) and 5(2) are not available for Adjusted Age(s) greater than 85.

Current Income Options

The amounts shown in the tables on page 18 are the guaranteed amounts. Current amounts offered to individuals of the same class may be obtained from us, subject to availability as described under Guaranteed Income Options above.

SB1156                               Page 15

C. VARIABLE INCOME OPTIONS

Variable Annuity Units

The policy proceeds You tell us to apply to a variable income option will be used to purchase variable annuity units in Your chosen Subaccounts. The dollar value of variable annuity units in Your chosen Subaccounts will increase or decrease reflecting the investment experience of Your chosen Subaccounts. The value of a variable annuity unit in a particular Subaccount on any business day is equal to (a) multiplied by (b) multiplied by (c), where:

(a) is the variable annuity unit value for that Subaccount on the immediately preceding business day;
(b)  is the net investment factor for that Subaccount for the Valuation Period;
     and
(c)  is the  Assumed  Investment  Return  adjustment  factor  for the  Valuation
     Period.

The Assumed Investment Return adjustment factor for the valuation period is the product of discount factors of .99986634 per day to recognize the 5.0% effective annual Assumed Investment Return.

The net investment factor used to calculate the value of a variable annuity unit in each Subaccount for the Valuation Period is determined by dividing (a) by (b) and subtracting (c) from the result, where:

(a)  is the net result of:

     (1) the net asset value of a fund share held in that Subaccount determined as of the end of the current valuation period; plus
     (2) the per share amount of any dividend or capital gain Distributions made by the fund for shares held in that Subaccount if the ex-dividend date occurs during the Valuation Period; plus or minus
     (3) a per share credit or charge for any taxes reserved for, which we determine to have resulted from the investment operations of the Subaccount

(b) is the net asset value of a fund share held in that Subaccount determined as of the end of the immediately preceding Valuation Period.
(c) is a factor representing the Mortality and Expense Risk Fee and Administrative Charge applicable after the Annuity Commencement Date. This factor is less than or equal to, on an annual basis, the percentage shown on the Policy Data Page (plus any additional fee applicable to the Optional Initial Payment Guarantee at the time of annuitization), of the daily net asset value of a fund share held in the Separate Account for that Subaccount

Determination of the First Variable Payment

The amount of the first variable payment is determined by multiplying each $1,000 of policy proceeds allocated to a variable income option by the amounts shown on page 20 for the variable option You select. The tables are based on a 5% effective annual Assumed Investment Return and the "Annuity 2000" (male, female, and unisex if required by law) mortality table projected for improvement using projection scale G. The "Annuity 2000" mortality rates are adjusted based on improvements in mortality since 2000 to more appropriately reflect increased longevity. This is accomplished using a set of improvement factors referred to as projection scale G.

Option 3-V - Life Income - You may choose between:

1. No Period Certain - Payments will be made during the lifetime of the Annuitant
2. 10 Years Certain - Payments will be made for the longer of the Annuitant's lifetime or ten years. In the event of the death of the person receiving payments prior to the end of the guarantee period for which the election was made, payments will be continued to that person's beneficiary or their present value may be paid in a single sum.
3. Life with Emergency Cash - We will make payments during the Annuitant's lifetime, but the annuity may be Surrendered (in full or part). The cash value is equal to a multiple of the Supportable Payment (see definition below), where that multiple reduces over time to zero at age 101. A surrender charge will be applied. Should the Annuitant die before age 101 (or IRS Age Limitation Date if earlier and the contract is qualified), the same cash value would be payable, but without the surrender charge.

Options 3-V(1) and 3-V(3) are not available for Adjusted Age(s) greater than 85.

C890                                 Page 16

Option 5-V - Joint and Survivor Annuity - You may choose between:

1. No Period Certain - Payments are made as long as either the Annuitant or the joint Annuitant is living.

2. Life with Emergency Cash - Payments will be made during the joint lifetime of the Payee and a joint Payee of Your selection. Payments will be made as long as either person is living, but the annuity may be Surrendered (in full or part). The cash value is equal to a multiple of the Supportable Payment (see definition below), where that multiple reduces over time to zero at age 101 of the younger Annuitant. A surrender charge will be applied. Should the last surviving Annuitant die before age 101 (or IRS Age Limitation Date if earlier and the contract is qualified), the same cash value would be payable, but without the surrender charge.

Options 5-V(1) and 5-V(2) are not available for Adjusted Age(s) greater than 85.

Optional Initial Payment Guarantee

Upon annuitization, You may elect an option that guarantees Your variable annuity payments will never be less than a percentage of the initial variable annuity payment. You cannot terminate the payment guarantee after You have selected the option. The percentage applicable to the initial payment and the additional fee for the option will be those currently applicable at the time of annuitization.

Supportable Payment

The Supportable Payment is the sum of each selected subaccount's variable annuity unit value times the number of variable annuity units. The variable annuity units are adjusted to reflect the year-to-date difference between the stabilized payment and the payment had they not been stabilized. Supportable Payments are used to determine surrender values, death benefits and transfers.

Determination of Subsequent Variable Payments Without Stabilization

The amount of each variable annuity payment after the first will increase or decrease according to the value of the variable annuity units which reflect the investment experience of the selected Subaccounts. Each variable annuity payment after the first will be equal to the number of variable annuity units in the selected Subaccounts multiplied by the variable annuity unit value on the date the payment is made. The number of variable annuity units in each selected Subaccount is determined by dividing the first variable annuity payment allocated to the Subaccount by the variable annuity unit value of that Subaccount on the Annuity Commencement Date.

Determination of Subsequent Variable Payments With Stabilization

If "Life with Emergency Cash" is chosen (Option 3-V(3) or 5-V(2)), or if the Optional Initial Payment Guarantee is chosen, variable annuity payments during the first year following the election date, will be stabilized to equal the initial payment. Your election date is the date You elect the "Life with Emergency Cash" option or the "Optional Initial Payment Guarantee" option. On each anniversary of Your election date, the stabilized variable annuity payment will be increased or decreased (but never below the guaranteed payment if the Optional Initial Payment Guarantee is chosen) and held level for that year. On each anniversary of Your election date, the stabilized variable annuity payment will equal the Supportable Payment at that time (or if the Optional Initial Payment Guarantee is chosen), the stabilized variable payment will equal the greater of the guaranteed payment or the Supportable Payment at that time (or if the Optional Initial Payment Guarantee is chosen, the stabilized variable payment will equal the greater of the guaranteed payment or the Supportable Payment at that time).

If the payment without stabilization (at any payment date during the Policy
Year) is greater than the stabilized variable annuity payment for that year, the excess will be used to purchase additional annuity units (as described below). If the payment without stabilization (at any payment date during the Policy
Year) is less than the stabilized variable annuity payment for that year, annuity units will be redeemed (as described below) to fund the deficiency.

Purchase/Redemption of Annuity Units with Stabilized Variable Annuity Payments

The number of annuity units purchased or redeemed is equal to the annuity income purchased or redeemed, respectively, divided by the annuity unit value for each respective Subaccount. Purchases and redemptions of annuity income will be allocated to each Subaccount on a proportionate basis. The amount of annuity income purchased or redeemed is the difference between the payment without stabilization during the Policy Year and the stabilized variable annuity payment, times an attained adjusted age nearest birthday Payment Factor divided by $1,000. The Payment Factor will reflect any remaining guaranteed payments, if any, and is determined using the same assumptions for mortality and interest as the Payment Factors listed in this policy for Options 3-V and 5-V.

CB890                                Page 17

                         GUARANTEED FIXED INCOME OPTIONS

The amounts shown in these tables are the guaranteed amounts for each 1,000 of the proceeds. Higher curren_ amounts may be available at the time of settlement.

---------------------------------------------------------------------------------------------------------------------------
 Option 2, Table I            Option 3, Table II     Option 3, Table III        Option 3, Table IV     Option 3, Table V
---------------------------------------------------------------------------------------------------------------------------
Number
  of      Amount of           Monthly Installment                            Monthly Installment For  Monthly Installment
 Years     Monthly            For Life No Period    Monthly Installment For   Life Guaranteed Return     For Life With
Payable  Installment               Certain           Life 10 Years Certain      of Policy Proceeds       Emergency Cash
---------------------------------------------------------------------------------------------------------------------------
                      Age*   Male   Female  Unisex   Male   Female  Unisex     Male   Female  Unisex   Male  Female  Unisex
---------------------------------------------------------------------------------------------------------------------------
                       50   $ 3.25  $ 3.13  $ 3.17   $3.23   $3.12   $3.16    $ 3.09  $ 3.03  $ 3.05  $2.98   $2.94  $2.95
                       51     3.31    3.19    3.23    3.29    3.18    3.21      3.14    3.08    3.10   3.03    2.98   3.00
                       52     3.38    3.25    3.29    3.36    3.24    3.27      3.20    3.13    3.15   3.08    3.03   3.05
                       53     3.45    3.31    3.35    3.42    3.30    3.34      3.25    3.18    3.20   3.13    3.08   3.09
   5        17.49      54     3.52    3.38    3.42    3.49    3.36    3.40      3.31    3.24    3.26   3.18    3.13   3.15
   6        14.72      55     3.60    3.45    3.50    3.57    3.43    3.47      3.37    3.29    3.31   3.24    3.18   3.20
   7        12.74      56     3.69    3.52    3.57    3.65    3.50    3.55      3.43    3.36    3.38   3.30    3.24   3.26
   8        11.25      57     3.77    3.60    3.65    3.73    3.58    3.63      3.50    3.42    3.44   3.35    3.30   3.31
   9        10.10      58     3.87    3.69    3.74    3.82    3.66    3.71      3.57    3.48    3.51   3.42    3.36   3.38
  10         9.18      59     3.97    3.77    3.83    3.91    3.74    3.79      3.64    3.55    3.58   3.48    3.42   3.44
  11         8.42      60     4.07    3.87    3.93    4.01    3.83    3.89      3.72    3.62    3.65   3.56    3.49   3.51
  12         7.80      61     4.19    3.97    4.03    4.12    3.92    3.98      3.80    3.70    3.73   3.63    3.56   3.58
  13         7.26      62     4.31    4.07    4.14    4.23    4.02    4.08      3.88    3.78    3.81   3.70    3.63   3.65
  14         6.81      63     4.44    4.18    4.26    4.34    4.13    4.19      3.97    3.86    3.89   3.78    3.71   3.73
  15         6.42      64     4.58    4.30    4.38    4.46    4.24    4.31      4.07    3.95    3.99   3.86    3.79   3.81
  16         6.07      65     4.72    4.43    4.52    4.59    4.35    4.43      4.16    4.05    4.08   3.95    3.88   3.90
  17         5.77      66     4.88    4.57    4.66    4.72    4.48    4.55      4.26    4.14    4.18   4.05    3.97   3.99
  18         5.50      67     5.05    4.71    4.81    4.86    4.61    4.69      4.37    4.25    4.29   4.14    4.06   4.09
  19         5.26      68     5.23    4.87    4.98    5.01    4.75    4.83      4.48    4.36    4.40   4.25    4.16   4.19
  20         5.04      69     5.42    5.04    5.15    5.16    4.89    4.97      4.61    4.47    4.51   4.35    4.27   4.29
                       70     5.63    5.22    5.34    5.32    5.05    5.13      4.72    4.59    4.63   4.46    4.38   4.40
                       71     5.84    5.42    5.54    5.48    5.21    5.29      4.85    4.72    4.76   4.58    4.50   4.52
                       72     6.07    5.63    5.76    5.65    5.38    5.46      5.00    4.86    4.90   4.70    4.62   4.64
                       73     6.32    5.86    6.00    5.82    5.56    5.64      5.14    5.00    5.04   4.83    4.75   4.78
                       74     6.59    6.11    6.25    6.00    5.74    5.82      5.29    5.15    5.19   4.97    4.89   4.92
                       75     6.87    6.38    6.52    6.18    5.94    6.01      5.47    5.32    5.37   5.12    5.04   5.06
                       76     7.17    6.66    6.81    6.37    6.13    6.21      5.62    5.49    5.53   5.26    5.20   5.21
                       77     7.50    6.98    7.13    6.55    6.34    6.40      5.81    5.68    5.72   5.42    5.34   5.37
                       78     7.85    7.32    7.47    6.74    6.54    6.61      5.99    5.85    5.89   5.58    5.51   5.52
                       79     8.22    7.68    7.84    6.93    6.75    6.81      6.18    6.06    6.10   5.74    5.68   5.70
                       80     8.62    8.08    8.24    7.12    6.96    7.01      6.41    6.29    6.33   5.91    5.87   5.88
                       81     9.05    8.51    8.67    7.30    7.17    7.21      6.62    6.49    6.53   6.09    6.06   6.08
                       82     9.51    8.98    9.14    7.48    7.37    7.40      6.85    6.76    6.79   6.31    6.27   6.28
                       83    10.00    9.49    9.64    7.65    7.57    7.59      7.09    6.99    7.02   6.52    6.48   6.49
                       84    10.52   10.04   10.18    7.82    7.75    7.77      7.35    7.25    7.28   6.74    6.70   6.71
                       85    11.09   10.63   10.77    7.97    7.93    7.94      7.63    7.58    7.60   6.97    6.94   6.97
                       86                             8.12    8.09    8.10      7.94    7.87    7.89
                       87                             8.26    8.24    8.24      8.20    8.20    8.20
                       88                             8.38    8.37    8.38      8.55    8.47    8.49
                       89                             8.50    8.49    8.50      8.85    8.85    8.85
                       90                             8.61    8.60    8.60      9.17    9.17    9.17
                       91                             8.70    8.70    8.70      9.62    9.62    9.62
                       92                             8.79    8.79    8.79     10.00   10.00   10.00
                       93                             8.87    8.86    8.86     10.42   10.42   10.42
                       94                             8.93    8.93    8.93     10.87   10.87   10.87
                       95                             8.99    8.99    8.99     11.36   11.36   11.36
---------------------------------------------------------------------------------------------------------------------------

*Adjusted Age as defined in Section 10.A.

Dollar amounts of monthly, quarterly, semi-anual and installments not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company (if the option is available based on Adjusted Age as described in Section 10).

943                                  Page 18

                               Option 5, Table VI
                 Monthly Installment For Joint and Full Survivor

----------------------------------------------------------------------------------------------
                                Adjusted Age of Female Annuitant*
Adjusted Age   -------------------------------------------------------------------------------
     of         15 Years    12 Years    9 Years     6 Years     3 Years               3 Years
    Male       Less Than   Less Than   Less Than   Less Than   Less Than   Same As   More Than
 Annuitant*       Male        Male        Male        Male        Male       Male       Male
----------------------------------------------------------------------------------------------
     50          $2.47       $2.54       $2.61       $2.68       $2.75      $2.81      $2.88
     55           2.62        2.70        2.79        2.88        2.97       3.06       3.14
     60           2.80        2.91        3.02        3.13        3.25       3.37       3.48
     65           3.04        3.17        3.32        3.47        3.63       3.79       3.95
     70           3.34        3.52        3.71        3.92        4.14       4.37       4.59
     75           3.73        3.98        4.25        4.54        4.86       5.18       5.49
     80           4.27        4.61        5.00        5.42        5.88       6.34       6.79
     85           5.01        5.51        6.07        6.69        7.35       8.01       8.63
----------------------------------------------------------------------------------------------

             Monthly Installment For Unisex Joint and Full Survivor

----------------------------------------------------------------------------------------------
                                Adjusted Age of Joint Annuitant*
Adjusted Age   -------------------------------------------------------------------------------
    of          15 Years    12 Years    9 Years     6 Years     3 Years               3 Years
   First       Less Than   Less Than   Less Than   Less Than   Less Than   Same As   More Than
 Annuitant*      First       First       First       First       First      First      First
----------------------------------------------------------------------------------------------
     50          $2.48       $2.54       $2.61       $2.68       $2.75      $2.81      $2.87
     55           2.63        2.71        2.79        2.88        2.96       3.05       3.12
     60           2.81        2.92        3.02        3.14        3.25       3.36       3.46
     65           3.05        3.18        3.33        3.47        3.62       3.77       3.91
     70           3.36        3.53        3.73        3.93        4.13       4.34       4.53
     75           3.76        4.01        4.27        4.56        4.85       5.14       5.42
     80           4.32        4.66        5.04        5.46        5.87       6.30       6.70
     85           5.09        5.58        6.13        6.73        7.36       7.97       8.54
----------------------------------------------------------------------------------------------

                               Option 5, Table VII
             Monthly Installment For Unisex Joint and Full Survivor
                           (Life with Emergency Cash)

----------------------------------------------------------------------------------------------
                                Adjusted Age of Joint Annuitant*
Adjusted Age   -------------------------------------------------------------------------------
     of         15 Years    12 Years    9 Years     6 Years     3 Years               3 Years
    Male       Less Than   Less Than   Less Than   Less Than   Less Than   Same As   More Than
 Annuitant*       Male        Male        Male        Male        Male       Male       Male
----------------------------------------------------------------------------------------------
     50          $2.43       $2.49       $2.55       $2.62       $2.69      $2.76      $2.81
     55           2.56        2.63        2.72        2.80        2.89       2.97       3.04
     60           2.72        2.81        2.92        3.02        3.14       3.25       3.33
     65           2.92        3.04        3.17        3.31        3.45       3.60       3.70
     70           3.16        3.32        3.49        3.67        3.86       4.05       4.19
     75           3.48        3.68        3.90        4.14        4.39       4.63       4.81
     80           3.87        4.14        4.44        4.76        5.07       5.38       5.61
     85           4.39        4.74        5.13        5.54        5.95       6.37       6.65
----------------------------------------------------------------------------------------------

             Monthly Installment For Unisex Joint and Full Survivor
                           (Life with Emergency Cash)

----------------------------------------------------------------------------------------------
                                      Adjusted Age of Joint Annuitant*
Adjusted Age   -------------------------------------------------------------------------------
    of         15 Years    12 Years     9 Years     6 Years     3 Years               3 Years
   First       Less Than   Less Than   Less Than   Less Than   Less Than   Same As   More Than
 Annuitant*      First       First       First       First       First      First      First
----------------------------------------------------------------------------------------------
     50          $2.43       $2.49       $2.56       $2.62       $2.69      $2.75      $2.80
     55           2.56        2.64        2.72        2.80        2.89       2.97       3.03
     60           2.73        2.82        2.92        3.03        3.13       3.24       3.31
     65           2.93        3.05        3.18        3.31        3.45       3.59       3.69
     70           3.18        3.33        3.50        3.68        3.86       4.04       4.16
     75           3.50        3.70        3.92        4.15        4.40       4.62       4.79
     80           3.90        4.17        4.46        4.78        5.08       5.37       5.58
     85           4.42        4.77        5.16        5.55        5.97       6.37       6.62
----------------------------------------------------------------------------------------------

*Adjusted Age as defined in Section 10.A.

Dollar amounts of monthly, quarterly, semi-annual and annual installments not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company (if the option is available based on Adjusted Age as described in Section 10).

TB943                                Page 19

                             VARIABLE INCOME OPTIONS
                       BASED ON ASSUMED INVESTMENT RETURN

The amounts shown in these table are the initial payment amounts based on a 5.0%
           Assumed Investment Return for each $1,000 of the proceeds.

-------------------------------------------------------------------------------------------------
           Option 3-V, Table II           Option 3-V, Table III          Option 3-V, Table IV
-------------------------------------------------------------------------------------------------
       Monthly Installment for Life   Monthly Installment for Life   Monthly Installment for Life
             No Period Certain              10 Years Certain            With Emergency Cash
-------------------------------------------------------------------------------------------------
Age*      Male    Female   Unisex        Male    Female   Unisex         Male   Female   Unisex
-------------------------------------------------------------------------------------------------
 50      $ 5.07   $ 4.93   $ 4.98       $ 5.04   $ 4.92   $ 4.95        $4.83    $4.76    $4.78
 51        5.13     4.99     5.03         5.09     4.96     5.00         4.87     4.80     4.82
 52        5.19     5.04     5.08         5.15     5.01     5.05         4.92     4.84     4.86
 53        5.26     5.10     5.14         5.21     5.07     5.11         4.96     4.88     4.91
 54        5.33     5.16     5.21         5.27     5.12     5.17         5.01     4.93     4.95
 55        5.40     5.22     5.27         5.34     5.18     5.23         5.06     4.98     5.00
 56        5.48     5.29     5.35         5.41     5.25     5.30         5.12     5.03     5.05
 57        5.57     5.36     5.42         5.49     5.32     5.37         5.18     5.08     5.11
 58        5.66     5.44     5.50         5.57     5.39     5.44         5.24     5.14     5.17
 59        5.75     5.52     5.59         5.66     5.47     5.52         5.31     5.20     5.23
 60        5.85     5.61     5.68         5.75     5.55     5.61         5.37     5.26     5.29
 61        5.97     5.70     5.78         5.85     5.63     5.70         5.45     5.33     5.37
 62        6.09     5.81     5.89         5.95     5.72     5.79         5.53     5.40     5.44
 63        6.21     5.91     6.00         6.06     5.82     5.89         5.61     5.48     5.52
 64        6.35     6.03     6.13         6.17     5.92     6.00         5.70     5.56     5.60
 65        6.50     6.16     6.26         6.29     6.03     6.11         5.79     5.65     5.69
 66        6.66     6.29     6.40         6.42     6.15     6.23         5.89     5.75     5.79
 67        6.83     6.43     6.55         6.55     6.27     6.36         6.00     5.85     5.89
 68        7.01     6.59     6.71         6.69     6.40     6.49         6.11     5.96     6.00
 69        7.21     6.76     6.89         6.83     6.54     6.63         6.23     6.07     6.12
 70        7.41     6.94     7.08         6.98     6.69     6.77         6.36     6.20     6.25
 71        7.63     7.14     7.28         7.13     6.84     6.93         6.49     6.33     6.38
 72        7.87     7.35     7.50         7.28     7.00     7.09         6.63     6.46     6.52
 73        8.12     7.58     7.74         7.45     7.17     7.25         6.78     6.62     6.66
 74        8.39     7.83     8.00         7.61     7.34     7.42         6.94     6.78     6.83
 75        8.68     8.11     8.28         7.78     7.52     7.60         7.11     6.95     7.00
 76        8.99     8.40     8.58         7.95     7.71     7.78         7.29     7.13     7.18
 77        9.32     8.72     8.90         8.12     7.90     7.97         7.47     7.33     7.36
 78        9.68     9.07     9.25         8.29     8.09     8.16         7.68     7.52     7.57
 79       10.06     9.45     9.63         8.47     8.29     8.34         7.88     7.74     7.79
 80       10.47     9.85    10.04         8.64     8.48     8.53         8.11     7.98     8.01
 81       10.91    10.30    10.48         8.80     8.67     8.71         8.34     8.23     8.26
 82       11.38    10.78    10.96         8.97     8.86     8.89         8.60     8.48     8.53
 83       11.88    11.30    11.47         9.12     9.04     9.06         8.84     8.75     8.77
 84       12.42    11.87    12.03         9.27     9.21     9.23         9.09     9.01     9.05
 85       12.99    12.48    12.63         9.41     9.37     9.38         9.35     9.31     9.32
 86                                       9.54     9.51     9.52
 87                                       9.67     9.65     9.65
 88                                       9.78     9.77     9.77
 89                                       9.89     9.88     9.88
 90                                       9.98     9.98     9.98
 91                                      10.07    10.07    10.07
 92                                      10.15    10.15    10.15
 93                                      10.22    10.22    10.22
 94                                      10.28    10.28    10.28
 95                                      10.34    10.33    10.33
-------------------------------------------------------------------------------------------------

#Adjusted Age as defined in Section 10.A.

Dollar amounts of monthly, quarterly, semi-annual, and annual installments not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company (if the option is available based on Adjusted Age as described in Section 10).

H1173                                Page 20

                               Option 5V, Table V

                Monthly Installment For Joint and Full Survivor

----------------------------------------------------------------------------------------------
                                      Adjusted Age of Female Annuitant*
Adjusted Age   -------------------------------------------------------------------------------
     of        15 Years    12 Years     9 Years     6 Years     3 Years               3 Years
    Male       Less Than   Less Than   Less Than   Less Than   Less Than   Same As   More Than
 Annuitant*      Male        Male        Male        Male        Male        Male      Male
----------------------------------------------------------------------------------------------
     50          $4.37       $4.42       $4.46       $4.51       $4.56      $4.62     $ 4.67
     55           4.48        4.54        4.60        4.67        4.74       4.81       4.88
     60           4.62        4.70        4.79        4.88        4.98       5.08       5.18
     65           4.81        4.92        5.04        5.17        5.31       5.46       5.61
     70           5.07        5.23        5.40        5.59        5.79       6.00       6.22
     75           5.43        5.65        5.90        6.18        6.48       6.79       7.11
     80           5.94        6.26        6.63        7.04        7.49       7.95       8.40
     85           6.67        7.15        7.70        8.31        8.97       9.63      10.26
----------------------------------------------------------------------------------------------

             Monthly Installment For Unisex Joint and Full Survivor

----------------------------------------------------------------------------------------------
                                      Adjusted Age of Joint Annuitant*
Adjusted Age   -------------------------------------------------------------------------------
     of        15 Years    12 Years     9 Years     6 Years     3 Years               3 Years
    First      Less Than   Less Than   Less Than   Less Than   Less Than   Same As   More Than
 Annuitant*      First       First       First       First       First      First      First
----------------------------------------------------------------------------------------------
     50          $4.38       $4.42       $4.47       $4.51       $4.56      $4.61     $ 4.66
     55           4.48        4.54        4.60        4.67        4.73       4.80       4.87
     60           4.63        4.70        4.79        4.88        4.97       5.07       5.16
     65           4.82        4.93        5.05        5.17        5.30       5.44       5.57
     70           5.09        5.24        5.41        5.59        5.78       5.97       6.16
     75           5.46        5.68        5.93        6.19        6.47       6.75       7.03
     80           5.99        6.31        6.67        7.07        7.48       7.90       8.30
     85           6.75        7.23        7.76        8.35        8.97       9.59      10.17
----------------------------------------------------------------------------------------------
*Adjusted Age as defined in Section 10.A
----------------------------------------------------------------------------------------------

                              Option 5V, Table VI

   Monthly Installment For Joint and Full Survivor (Life with Emergency Cash)

----------------------------------------------------------------------------------------------
                                      Adjusted Age of Female Annuitant*
Adjusted Age   -------------------------------------------------------------------------------
     of        15 Years    12 Years     9 Years     6 Years     3 Years               3 Years
    Male       Less Than   Less Than   Less Than   Less Than   Less Than   Same As   More Than
 Annuitant*      Male        Male        Male        Male        Male        Male      Male
----------------------------------------------------------------------------------------------
     50          $4.34       $4.38       $4.42       $4.47       $4.51      $4.57      $4.61
     55           4.43        4.48        4.54        4.60        4.67       4.74       4.79
     60           4.55        4.62        4.70        4.78        4.88       4.97       5.05
     65           4.71        4.80        4.91        5.03        5.16       5.30       5.41
     70           4.92        5.05        5.21        5.38        5.56       5.76       5.91
     75           5.21        5.40        5.61        5.86        6.12       6.40       6.61
     80           5.61        5.88        6.19        6.53        6.90       7.29       7.56
     85           6.16        6.54        6.98        7.46        7.95       8.41       8.76
----------------------------------------------------------------------------------------------

             Monthly Installment For Unisex Joint and Full Survivor
                           (Life with Emergency Cash)

----------------------------------------------------------------------------------------------
                                      Adjusted Age of Joint Annuitant*
Adjusted Age   -------------------------------------------------------------------------------
     of        15 Years    12 Years     9 Years     6 Years     3 Years               3 Years
    First      Less Than   Less Than   Less Than   Less Than   Less Than   Same As   More Than
 Annuitant*      First       First       First       First       First      First      First
----------------------------------------------------------------------------------------------
     50          $4.34       $4.38       $4.42       $4.47       $4.51      $4.56      $4.60
     55           4.43        4.48        4.54        4.60        4.67       4.73       4.78
     60           4.55        4.62        4.70        4.78        4.87       4.96       5.03
     65           4.71        4.81        4.92        5.03        5.16       5.29       5.38
     70           4.93        5.07        5.22        5.38        5.56       5.74       5.87
     75           5.23        5.42        5.63        5.87        6.12       6.38       6.56
     80           5.64        5.91        6.21        6.55        6.90       7.26       7.51
     85           6.21        6.58        7.02        7.48        7.97       8.41       8.74
----------------------------------------------------------------------------------------------
*Adjusted Age as defined in Section 10.A
----------------------------------------------------------------------------------------------

Dollar amounts of monthly, quarterly, semi-annual, and annual installments not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company (if the option is available based on Adjusted Age as described in Section 10).

J1173                                Page 21

                         SECTION 11 - GENERAL PROVISIONS

THE CONTRACT

The entire contract consists of this policy, endorsements, and riders, if any.

MODIFICATION OF POLICY

No change in this policy is valid unless made in writing by us and approved by one of our officers. No Registered Representative has authority to change or waive any provision of Your policy.

TAX QUALIFICATION

This policy is intended to qualify as an annuity contract for federal income tax purposes. The provisions of this policy are to be interpreted to maintain such qualification, notwithstanding any other provisions to the contrary. To maintain such tax qualification, we reserve the right to amend this policy to reflect any clarifications that may be needed or are appropriate to maintain such tax qualification or to conform this policy to any applicable changes in the tax qualification requirements. We will send You a copy in the event of any such amendment. If You refuse such an amendment it must be by giving us written notice, and Your refusal may result in adverse tax consequences.

NON-PARTICIPATING

This policy will not share in our surplus earnings.

AGE OR SEX CORRECTIONS

If the age or sex of the Annuitant has been misstated, the benefits will be those, which the premiums paid, would have purchased for the correct age and sex. If required by law to ignore differences in the sex of the Annuitant, the annuity payments will be determined using the unisex factors in Section 10.

Any underpayment made by us will be paid with the next payment. Any overpayment made by us will be deducted from future payments. Any underpayment or overpayment, will include interest at 5% per year, from the date of the wrong payment to the date of the adjustment.

INCONTESTABILITY

This policy shall be incontestable from the Policy Date.

EVIDENCE OF SURVIVAL

We have the right to require satisfactory evidence that a person was alive if a payment is based on that person being alive. No payment will be made until we receive the evidence.

SETTLEMENT

Any payment by us under this policy is payable at our Home Office.

RIGHTS OF OWNER

The owner may, while the Annuitant is living:
     1.   Assign this policy.
     2.   Surrender the policy to us.
     3.   Amend or modify the policy with our consent.
     4.   Receive annuity payments or name a Payee to receive the payments.
     5. Exercise, receive and enjoy every other right and benefit contained in the policy.

The use of these rights may be subject to the consent of any assignee or irrevocable beneficiary; and of the spouse in a community or marital property state.

Unless we have been notified of a community or marital property interest in this policy, we will rely on our good faith belief that no such interest exists and will assume no responsibility for inquiry.

SUCCESSOR OWNER

A successor owner will be the new owner as described in Section 9, C, II.

CHANGE OF OWNERSHIP

In the case of a non-tax-qualified annuity, You can change the owner of this policy, from yourself to a new owner, in a notice You sign which gives us the facts that we need. When this change takes effect, all rights of ownership in this policy will pass to the new owner.

A change of owner will not be effective until it is recorded in our records. After it has been so recorded, the change will take effect as of the date You signed the notice. However, if the Annuitant dies before the notice has been so recorded, it will not be effective as to those proceeds we have paid before the change was recorded in our records.

We may require that the change be endorsed in the policy. Changing the owner does not change the beneficiary or the Annuitant.

A change of ownership may result in adverse tax consequences.

ANNUITY COMMENCEMENT DATE

The Annuity Commencement Date is the date annuity payments begin. In no event can this date be later than the last day of the policy month following the month in which the Annuitant attains age 95. You may change the Annuity Commencement Date at any time before the Annuity Commencement Date by giving us 30 days' written notice.

R205                                 Page 22

ASSIGNMENT

(a) In the case of a non tax-qualified annuity, this Policy may be assigned. The assignment must be in writing and filed with us.

(b) We assume no responsibility for the validity of any assignment. Any claim made under an assignment shall be subject to proof of interest and the extent of the assignment.

(c) This policy may be applied for and issued to qualify as a tax-qualified annuity under certain sections of the Internal Revenue Code. Ownership of this policy is then restricted so that it will comply with provisions of the Internal Revenue Code.

Assignment of this policy may result in adverse tax consequences.

BENEFICIARY

Death proceeds, when payable in accordance with Section 9, are payable to the designated beneficiary or beneficiaries. Such beneficiary(ies) must be named and may be changed without consent (unless irrevocably designated or required by law) by notifying us in writing on a form acceptable to us. The change will take effect upon the date You sign it, whether or not You are living when we receive it. The notice must have been postmarked (or show other evidence of delivery that is acceptable to us) on or before the date of death. Your most recent change of beneficiary notice will replace any prior beneficiary designations. No change will apply to any payment we made before the written notice was received. If an irrevocable beneficiary dies, You may designate a new beneficiary.

You may direct that the beneficiary shall not have the right to withdraw, assign or commute any sum payable under an option. In the absence of such election or direction, the beneficiary may change the manner of payment or make an election of any option.

If any primary or contingent beneficiary dies before the Annuitant, that beneficiary's interest in this policy ends with that beneficiary's death. Only those beneficiaries living at the time of the Annuitant's death will be eligible to receive their share of the death proceeds. In the event no primary or contingent beneficiaries have been named and all primary beneficiaries have died before the death proceeds become payable, the owner(s) will become the beneficiary(ies) unless elected otherwise in accordance with Section 9. If both primary and contingent beneficiaries have been named, payment will be made to the named primary beneficiaries living at the time the death proceeds become payable. If there is more than one beneficiary and You failed to specify their interest, they will share equally. Payment will be made to the named contingent beneficiary(ies) only, if all primary beneficiaries have died before the death proceeds become payable. If any primary beneficiary is alive at the time the death proceeds become payable, but dies before receiving their payment, their share will be paid to their estate.

PROTECTION OF PROCEEDS

Unless You so direct by filing written notice with us, no beneficiary may assign any payments under this policy before the same are due. To the extent permitted by law, no payments under this policy will be subject to the claims of creditors of any beneficiary.

DEFERMENT

We will pay any partial Withdrawals or Surrender proceeds from the Separate Account within 7 days after we receive all requirements that we need. However, it may happen that the New York Stock Exchange is closed for trading (other than the usual weekend or holiday closings), or the Securities and Exchange Commission restricts trading or determines that an emergency exists. If so, it may not be practical for us to determine the investment experience of the Separate Account. In that case, we may defer transfers among the Subaccounts and to the Fixed Account, and determination or payment of partial Withdrawals or Surrender proceeds.

When permitted by law, we may defer paying any partial Withdrawals or Surrender proceeds from the Fixed Account for up to 6 months from the date we receive Your request. If the owner dies after the request is received, but before the request is processed, the request will be processed before the death proceeds are determined. Interest will be paid on any amount deferred for 30 days or more. This rate will be the Fixed Account Guaranteed Minimum Effective Annual Interest Rate shown on Page 3, unless otherwise required by law.

REPORTS TO OWNER

We will give You an annual report at least once each Policy Year. This report will show the number and value of the accumulation units held in each of the Subaccounts as well as the value of the Fixed Account. It will also give You the Death Benefit, Cash Value, and any other facts required by law or regulation.

RB205                                Page 23

[LOGO](R) Transamerica Life                           Home Office:
          Insurance Company                           [4333 Edgewood Road N.E.]
          A Stock Company (Hereafter called           [Cedar Rapids, Iowa 52499]
          the Company, we, our or us)                 [(319)398-8511]

                                      INDEX

                                                                            Page
                                                                            ----
Accumulation Units ........................................................    9
Age or Sex Corrections ....................................................   22
Annuity Commencement Date .................................................   22
Annuity Payments ..........................................................   14
Adjusted Policy Value .....................................................    4
Assignment ................................................................   23
Beneficiary ...............................................................   23
Cash Value ................................................................    5
Contract ..................................................................   22
Death Proceeds ....................................................   12, 13, 14
Definitions ...............................................................    2
Dollar Cost Averaging Option ..............................................   11
Evidence of Survival ......................................................   22
Excess Interest Adjustment ................................................    5
Fixed Account .............................................................   10
Guaranteed Minimum Death Benefit ..........................................   12
Guaranteed Return of Fixed Account Premium Payments .......................    8
Guaranteed Period Options .................................................   10
Incontestability ..........................................................   22
Income Option Tables ..........................................   18, 19, 20, 21
Modification of Policy ....................................................   22
Non-participating .........................................................   22
Option to Change Annuity Commencement Date ................................   22
Partial Withdrawals .......................................................    6
Payee .....................................................................   15
Payment of Premiums .......................................................    4
Policy Data Page ..........................................................    3
Policy Value ..............................................................    4
Proof of Age ..............................................................   15
Protection of Proceeds ....................................................   23
Right to Cancel ...........................................................    1
Rights of Owner ...........................................................   22
Separate Account ........................................................   8, 9
Service Charge ............................................................    4
Settlement ................................................................   22
Transfers .............................................................   10, 11

                   Flexible Premium Deferred Variable Annuity
                   Income Payable At Annuity Commencement Date
            Benefits Based On The Performance Of The Separate Account
Are Variable And Are Not Guaranteed As To Dollar Amount (See Sections 6 and 10C)
                                Non-Participating

Y873